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                     [GEORGESON & COMPANY, INC. LETTERHEAD]



                                                                  Exhibit k(iii)



                                                                  March 25, 1997

The Korea Fund, Inc.
345 Park Avenue
New York, NY  10154

                               LETTER OF AGREEMENT

This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company Inc. ("Georgeson") has been retained by The Korea Fund, Inc. ("The Korea Fund") as Information Agent for its rights offer (the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

   1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and, if requested, call individuals who are registered holders.

   2. The Korea Fund will pay Georgeson a fee of $7,500.00, of which half is payable in advance per the enclosed invoice and the balance at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the Offer is extended more than fifteen days beyond the initial expiration date. If Georgeson is requested to call individuals who are registered holders of Common Stock of The Korea Fund, The Korea Fund, Inc. will pay Georgeson an additional sum computed on the basis of $6.00 per call.

   3. In connection with our services under this agreement, you agree to reimburse us, or pay directly, or, where requested by us, advance sufficient funds to us for payment for the following reasonable costs and expenses:

       --expenses incidental to the Offer, including typesetting, printing, distribution, mailing, postage and freight charges incurred by us on your behalf;

       --expenses we incur in working with your agents or other parties, including bank threshold lists, data processing, charges for facsimile transmissions or other forms of electronic communications, charges of courier, and other such services authorized by you;

       --expenses we incur at your request or for your convenience,including printing additional and/or supplemental material, copying, and travel expenses of our executives;

       --fees and expenses authorized by you resulting from extraordinary contingencies during the solicitation, including advertising, media relations, stock watch and analytical services.
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The Korea Fund, Inc.
March 25, 1997
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   4.  If requested, we will check, itemize and pay, on your behalf, from funds provided by you, the charges of brokers and banks, with the exception of ADP Proxy Services which will bill you directly, for forwarding Offer material to beneficial owners. To ensure that we have sufficient funds in your account to pay these bills promptly, you agree to provide us, at the time we complete the initial delivery of this material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, you will pay us five dollars and fifty cents ($5.50) for each broker and bank invoice paid by us. If you prefer to pay these bills directly, please strike out and initial this clause before returning the Agreement to us.

   5. Georgeson hereby agrees not to make any representations not included in the Korea Fund's Registration Statement when it becomes effective.

   6. The Korea Fund agrees to indemnify and hold Georgeson harmless against any loss, damage, expense (including, without limitation, reasonable legal fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct or failure to substantially perform any of its duties or obligations under this Agreement). At its election, The Korea Fund may assume the defense of any such action. Georgeson hereby agrees to advise The Korea Fund of any such liability or claim promptly after receipt of any notice thereof. The Korea Fund shall not be liable for any settlement of any action without its written consent. The indemnification contained in this paragraph will survive the term of the Agreement for a period of three years from the date hereof.

   7. Georgeson agrees to preserve the confidentiality of all non-public information provided by The Korea Fund or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

IF THE ABOVE IS AGREED TO BY YOU, PLEASE SIGN AND RETURN THE ENCLOSED DUPLICATE OF THIS AGREEMENT TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005, ATTENTION: MARCY ROTH, CONTRACT ADMINISTRATOR.

ACCEPTED:                             Sincerely,

THE KOREA FUND, INC.                  GEORGESON & COMPANY INC.

By:                                   By:
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                                           Kay DeAngelis
                                           Senior Managing Director
Title:
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Date:
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